Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Second Quarter Diluted EPS of $1.69

Assets Under Management Rise to $1.230 Trillion at June 30, 2007

New York, July 18, 2007 — BlackRock, Inc. (NYSE:BLK) today reported net income for the second quarter and six months ended June 30, 2007 of $222.2 million and $417.6 million, respectively. Diluted earnings per share for the second quarter and six months ended June 30, 2007 were $1.69 and $3.17, up 78% and 57%, respectively, from the $0.95 and $2.02 earned in comparable periods of 2006. The significant growth in per share returns reflects benefits derived from the combination with Merrill Lynch Investment Managers (“MLIM”), which closed on September 29, 2006.

Second quarter 2007 earnings were positively impacted by strong organic growth in assets under management (“AUM”), solid investment performance and favorable market conditions. AUM increased $76.0 billion for the second quarter 2007, including $51.4 billion of new business.

Adjusted earnings per share1 of $1.80 and $3.39 for the second quarter 2007 and the first half of 2007 increased approximately 51% and 40%, respectively, from the $1.19 and $2.43 earned in the comparable periods of 2006. Year over year earnings per share growth for the second quarter and first half of 2007 included a substantial reduction in the contribution from performance fees. The $0.21 per share increase in adjusted earnings per share from the $1.59 earned in first quarter 2007 was primarily attributable to strong growth in advisory revenue and investment income, partially offset by increased compensation and benefits expense and foreign currency remeasurement costs.

The Company has made two significant changes to its adjusted operating margin1 disclosure, which it believes are more consistent with how it manages the business and evaluates its performance. Launch costs associated with new closed-end fund issuances are now added to operating income and amortization of deferred sales costs are now being deducted from revenue used for operating margin, as adjusted.

Adjusted operating margin, incorporating these changes, was 36.1% for second quarter 2007 compared with 36.7% for first quarter 2007. The decline in adjusted margin from first quarter was primarily due to higher incentive compensation and foreign currency remeasurement costs.

Revenue totaled $1.097 billion for second quarter 2007 compared to $1.005 billion for first quarter 2007. The 9% increase reflected growth in all asset classes with stronger performance in equities and alternative products. Performance fees of $25.7 million for second quarter 2007 were up $3.3 million compared to first quarter 2007 but declined $44.2 million from second quarter 2006. Performance fees for the first half of 2007 totaled $48.1 million compared to $184.6 million for the first half of 2006.

[1]	See notes (a) and (b) to the condensed consolidated statements of income and supplemental information in Attachment I on pages 8 and 9.

MLIM integration charges for second quarter 2007 were $6.0 million compared to $7.1 million for first quarter 2007. Cumulative MLIM integration costs incurred as of June 30, 2007 total $155 million ($142 million in calendar year 2006). Remaining integration costs to be incurred are estimated at $15-$25 million.

AUM totaled $1.230 trillion at June 30, 2007, an increase of 6.6% since first quarter-end and 9.4% versus year-end 2006. Growth in AUM was driven by net new business, which totaled $51.4 billion during the quarter and $65.9 billion year-to-date. Second quarter flows, which were positive in all asset classes, included funding of a substantial portion of the first quarter pipeline, as well as considerable additional new business. Net inflows were strong from both institutional and retail investors, including $34.0 billion and $17.4 billion from U.S. and international investors, respectively. In addition, BlackRock Solutions had another strong quarter, adding four net new assignments, including two new Aladdin implementations. BlackRock’s new business pipeline continues to be robust, with $25.4 billion of wins funded or to be funded, and a wide range of additional opportunities in development, as of July 16, 2007.

Laurence D. Fink, Chairman and CEO of BlackRock, remarked: “When we announced our merger with MLIM, we talked about the changing needs of investors worldwide and how we believed our combination would enable us to better serve our clients. It has been nine months since we closed the merger. During that time, we have worked without compromise to forge linkages throughout the organization that strengthen our platform to establish the connectivity that will enable us to translate our vision to action by leveraging the wide-ranging intellectual capital and capabilities of the firm on behalf of our clients.

“Our second quarter new business momentum suggests that we are beginning to see the results of our efforts. We have achieved strong investment performance across much of our product range, and we are winning a wider variety of assignments than ever. Increasingly, clients are selecting BlackRock to manage portfolios that span multiple asset classes and markets, innovative solutions that we could not have offered before the merger.

“During the quarter, we sought to further augment our platform through our agreement to acquire Quellos’ fund of funds business. The transaction will bring to BlackRock a proven team of professionals that shares our emphasis on investment performance, operational excellence and a solutions-oriented approach to working with investors and their advisors. The early response from clients has been enthusiastic and we are looking forward to a seamless transition.

“We do not take for granted the ability to navigate difficult markets, achieve attractive investment performance or maintain new business momentum. We have our share of challenges, which at any time pose headwinds to our business. Accordingly, I never annualize our results from one quarter to the next. I do, however, have great faith in the talent, hard work and passion of our professionals and in our collective ability to differentiate BlackRock. I thank each and every member of our team for their unwavering efforts on behalf of our clients and shareholders, and I look forward to accomplishing even more together.”

Second Quarter Business Highlights

•

Net new business was positive in all channels and across all regions. Of the $51.4 billion in total net inflows, $34.0 billion were from U.S. investors, including $9.4 billion from a single large institutional client. The remaining $17.4 billion of net new business included net inflows from clients in 28 different countries throughout Europe, the Middle East, Asia, Australia and the Americas. Globally, institutional investors awarded BlackRock $45.9 billion of net new business, including $19.8 billion from tax-exempt clients, $12.3 billion from taxable institutions and $13.8 billion from institutional cash management and mutual fund investors. Net inflows from individual investors totaled $5.5 billion, $5.1 billion of which was in equity and balanced products.

•

Fixed income AUM closed the quarter at $492.3 billion driven by $24.0 billion in net new business. Flows were consistent with a continuing trend toward investor use of more customized solutions and a broader array of investment strategies. Specifically, core bond strategies remained out of favor, while we experienced considerable growth in our targeted duration strategies, global and non-dollar bond products, sector specialty portfolios, CDOs and other absolute return strategies. Investment performance was mixed in the face of unsettled markets, with 63% of bond funds ranked in the top two peer group quartiles for the one-year period ended June 30, 2007.

•

AUM in equity and balanced products increased $32.9 billion during the quarter to $435.9 billion. The pace of net new business increased markedly, contributing $7.9 billion to the quarter’s growth in assets, including $2.8 billion from institutional clients and $5.1 billion from individual investors. Net inflows spanned the Company’s product range, including $1.8 billion in U.S. equity, $1.7 billion in quantitative and enhanced index products, $1.5 billion in sector funds, $1.1 billion in index funds and $1.8 billion in global, balanced and asset allocation strategies. Investment performance was strong across much of the product range, with 77% of mutual fund assets ranked in the top half of their peer groups for the one-year period ended June 30, 2007.

•

Cash management AUM totaled $259.8 billion at June 30, 2007, up $15.0 billion versus March 31, 2007. Average assets during the quarter were 5.4% higher than the prior quarter. Net inflows during the second quarter included $10.1 billion from U.S. clients and $4.4 billion from international investors. Sustained balances reflect the fact that liquidity products remain attractive on a risk-adjusted basis and that the Federal Reserve has maintained its neutral stance throughout the quarter. As always, competitive yields remain key to attracting and retaining assets in this highly competitive business.

•

AUM in alternative investment products increased $6.3 billion to $42.1 billion at quarter-end. Net new business of $5.0 billion accounted for the majority of the increase in assets during the quarter.The Company’s real estate business, which represents 64.0% of total alternative AUM, increased $4.8 billion to $26.9 billion at June 30, 2007. Net new business of $0.9 billion helped drive growth in single strategy hedge funds, fund of funds, and private equity vehicles. The fund of funds acquisition announced in June will add approximately $20 billion of AUM in absolute return, private equity and real asset strategies upon closing of the transaction on or about October 1, 2007.

•

During the second quarter, BlackRock Solutions added four net new assignments from one existing and three new clients. Among these new mandates are two Aladdin contracts, including one assignment that evolved from a risk management relationship. The quarter’s new business brings the total number of Aladdin implementations in process to seven, worldwide. In addition, net new business during the quarter included three new risk management and advisory engagements, and one new investment accounting relationship. New business momentum remains strong, as well, with a range of additional opportunities at various stages of development.

•	The pipeline of net wins funded or to be funded totaled $25.4 billion at July 16, 2007, including $5.2 billion in cash management products and $20.2 billion in fixed income, equity and alternative offerings. The pipeline reflects strong momentum among both U.S. and international investors, with $10.2 billion and $15.2 billion of net new wins, respectively. Approximately 70% of the pipeline represents net new wins added within the last 90 days and the number of searches in process is at its highest level ever. While these facts point to continued robust new business momentum, BlackRock remains cautious heading into the second half of the year given headwinds, particularly in the global credit markets.

Second Quarter Financial Highlights

Second quarter 2007 reflects the impact of the MLIM merger, which closed on September 29, 2006. Given the magnitude of the acquired business, the Company has omitted discussion of most line item variances versus second quarter 2006.

Second quarter 2007 revenues were $1.097 billion compared to $1.005 billion in first quarter 2007 and $360.7 million in second quarter 2006. Performance fees were $25.7 million in second quarter 2007, compared to $22.4 million in first quarter 2007 and $69.9 million in second quarter 2006. Other revenue, which includes BlackRock Solutions and property management fees, was $87.8 million for second quarter 2007 versus $84.6 million in first quarter 2007 and $44.3 million in second quarter 2006. Second quarter 2007 BlackRock Solutions revenues rose to $46.3 million compared to $42.3 million in first quarter 2007, an increase of 9%, and $34.7 million in second quarter 2006, an increase of 34%. Distribution fees were $32.9 million compared to $24.8 million and $2.5 million in first quarter 2007 and second quarter 2006, respectively. Increases in distribution fees were primarily attributable to the assumption of distribution financing arrangements in the first and second quarters of 2007 previously performed by third parties.

Second quarter 2007 operating expenses were $815.0 million, compared to $733.1 million in first quarter 2007 and $264.1 million in second quarter 2006. The $81.9 million increase compared to first quarter 2007 was primarily due to increases in compensation and benefits of $60.9 million, reflecting increased incentive compensation resulting from higher operating income, higher closed-end fund launch costs of $9.5 million and incremental foreign currency remeasurement costs of approximately $10.3 million.

Second quarter 2007 non-operating income was $213.7 million, compared to $157.7 million in first quarter 2007. Second quarter 2007 non-operating income is offset by approximately $148.5 million of non-controlling interest compared to $124.7 million in first quarter 2007. The increase in non-operating income, net of minority interest, of $32.2 million primarily reflects increased income from private equity fund investments of $22.4 million and increased income from real estate and other alternative product investments of $10.1 million.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Wednesday, July 18, 2007, at 9:00 a.m. (Eastern Time) to discuss its second quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 6467513). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, July 18, 2007 and ending at midnight on Wednesday, July 25, 2007. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 6467513. To access the webcast, please visit the investor relations section of www.blackrock.com

Performance Notes

Past performance is no guarantee of future results. Mutual fund performance data is net of fees and expenses and assumes the reinvestment of dividends and capital gains distributions. BlackRock waives certain fees, without which performance would be lower. Investments in mutual funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. for U.S. funds and Standard & Poor’s for non-U.S. funds. Rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than one year of performance.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. As of June 30, 2007, assets under management were $1.230 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, the firm has approximately 5,000 employees in 18 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products, including its separately managed accounts and the former MLIM business; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s ability to successfully integrate the MLIM business with its existing business; (16) the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management; (17) BlackRock’s success in maintaining the distribution of its products; and (18) the ability of BlackRock to consummate the transaction with Quellos and realize the benefits of such transaction.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended June 30,		% Change	Three months ended March 31, 2007	% Change	Six months ended June 30,		% Change
	2007	2006				2007	2006
Revenue
Investment advisory and administration fees	$976,330	$313,928	211.0%	$895,926	9.0%	$1,872,256	$663,636	182.1%
Distribution fees	32,867	2,486	NM	24,820	32.4%	57,687	4,914	NM
Other revenue	87,826	44,319	98.2%	84,628	3.8%	172,454	87,843	96.3%

Total revenue	1,097,023	360,733	204.1%	1,005,374	9.1%	2,102,397	756,393	178.0%

Expense
Employee compensation and benefits	413,377	177,098	133.4%	352,398	17.3%	765,775	368,894	107.6%
Portfolio administration and servicing	131,077	15,761	NM	131,086	(0.0)%	262,163	32,146	NM
Amortization of deferred sales costs	28,713	1,533	NM	21,558	33.2%	50,271	3,304	NM
General and administration	210,780	67,629	211.7%	197,069	7.0%	407,849	151,281	169.6%
Amortization of intangible assets	31,075	2,029	NM	31,032	0.1%	62,107	4,058	NM

Total expense	815,022	264,050	208.7%	733,143	11.2%	1,548,165	559,683	176.6%

Operating income	282,001	96,683	191.7%	272,231	3.6%	554,232	196,710	181.8%

Non-operating income
Investment income	223,941	6,845	NM	168,717	32.7%	392,658	21,909	NM
Interest expense	(10,223)	(2,030)	403.6%	(10,986)	(6.9)%	(21,209)	(3,999)	430.4%

Total non-operating income	213,718	4,815	NM	157,731	35.5%	371,449	17,910	NM

Income before income taxes and non-controlling interest	495,719	101,498	388.4%	429,962	15.3%	925,681	214,620	331.3%
Income taxes	125,012	37,237	235.7%	109,906	13.7%	234,918	78,855	197.9%

Income before non-controlling interest	370,707	64,261	476.9%	320,056	15.8%	690,763	135,765	408.8%
Non-controlling interest	148,463	857	NM	124,668	19.1%	273,131	1,499	NM

Net income	$222,244	$63,404	250.5%	$195,388	13.7%	$417,632	$134,266	211.0%

Weighted-average shares outstanding (c)
Basic	128,544,894	64,136,378	100.4%	128,809,726	(0.2)%	128,676,577	64,105,803	100.7%
Diluted	131,383,470	66,653,479	97.1%	131,895,570	(0.4)%	131,580,121	66,520,436	97.8%
Earnings per share (c)
Basic	$1.73	$0.99	74.7%	$1.52	13.8%	$3.25	$2.09	55.5%
Diluted	$1.69	$0.95	77.9%	$1.48	14.2%	$3.17	$2.02	56.9%

Dividends paid per share	$0.67	$0.42	59.5%	$0.67	0.0%	$1.34	$0.84	59.5%

Supplemental information:

Operating income, as adjusted (a)	$335,644	$122,621	173.7%	$310,909	8.0%	$646,553	$246,390	162.4%
Operating margin, GAAP	25.7%	26.8%	(4.1)%	27.1%	(5.2)%	26.4%	26.0%	1.5%
Operating margin, as adjusted (a)	36.1%	36.3%	(0.6)%	36.7%	(1.6)%	36.4%	34.7%	4.9%
Net income, as adjusted (b)	$236,626	$79,088	199.2%	$209,240	13.1%	$445,866	$161,451	176.2%
Diluted earnings per share, as adjusted (b) (c)	$1.80	$1.19	51.3%	$1.59	13.2%	$3.39	$2.43	39.5%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(a) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Certain prior year non-GAAP data has been restated to conform to current year presentation.

Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. As a result of recent changes in BlackRock’s business, management has altered the way it views its operating margin. As such, the calculation of operating income, as adjusted and operating margin, as adjusted, were modified primarily to adjust for costs associated with closed-end fund issuances and amortization of deferred sales costs, as shown below. Computations for all periods presented include affiliated and unaffiliated portfolio administration and servicing costs and are derived from the Company’s condensed consolidated financial statements as follows:

	Three months ended			Six months ended June 30,
	June 30,		March 31,
	2007	2006	2007	2007	2006
Operating income, GAAP basis	$282,001	$96,683	$272,231	$554,232	$196,710
Non-GAAP adjustments:
MLIM integration costs	6,039	12,547	7,100	13,139	19,126
PNC LTIP funding obligation	13,933	12,347	12,043	25,976	24,023
Merrill Lynch compensation contribution	2,500	—	2,500	5,000	—
Closed-end fund launch costs	19,801	—	13,152	32,953	531
Closed-end fund commissions	4,297	—	1,397	5,694	414
Appreciation on assets related to deferred compensation plans	7,073	1,044	2,486	9,559	5,586

Operating income, as adjusted	$335,644	$122,621	$310,909	$646,553	$246,390

Revenue, GAAP basis	$1,097,023	$360,733	$1,005,374	$2,102,397	$756,393
Non-GAAP adjustments:
Portfolio administration and servicing costs	(131,077)	(15,761)	(131,086)	(262,163)	(32,146)
Amortization of deferred sales costs	(28,713)	(1,533)	(21,558)	(50,271)	(3,304)
Reimbursable property management compensation	(6,664)	(5,879)	(6,642)	(13,306)	(11,477)

Revenue used for operating margin measurement, as adjusted	$930,569	$337,560	$846,088	$1,776,657	$709,466

Operating margin, GAAP basis	25.7%	26.8%	27.1%	26.4%	26.0%

Operating margin, as adjusted	36.1%	36.3%	36.7%	36.4%	34.7%

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management’s ability to, and useful to management in deciding how to, effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors. MLIM integration costs consist principally of certain professional fees, rebranding costs and compensation costs related to the integration which were reflected in GAAP net income. MLIM integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, and operating margin, as adjusted, to help ensure the comparability of this information to prior periods. The portion of the LTIP expense associated with awards funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded because, exclusive of the impact related to LTIP participants’ put options, these

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

charges do not impact BlackRock’s book value. Closed-end fund launch costs and commissions have been excluded from operating income, as adjusted, because such costs can fluctuate considerably and revenues associated with the expenditure of such costs will not impact the Company’s results until future periods. As such, management believes that operating margins exclusive of these costs is more representative of the operating performance for the given period. Compensation expense associated with appreciation on assets related to BlackRock’s deferred compensation plans has been excluded because investment returns on these assets reported in non-operating income, net of the related impact on compensation expense, result in a nominal impact to net income.

Portfolio administration and servicing costs have been excluded from revenue used for operating margin, as adjusted, because the Company receives offsetting revenue and expense for these services. Amortization of deferred sales costs are excluded from revenue used for operating margin measurement, as adjusted, because such costs offset distribution fee revenue earned by the Company. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when certain properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

(b) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended			Six months ended June 30,
	June 30,		March 31,
	2007	2006	2007	2007	2006
Net income, GAAP basis	$222,244	$63,404	$195,388	$417,632	$134,266
Non-GAAP adjustments, net of tax
MLIM integration costs	3,865	7,905	4,544	8,409	12,050
PNC LTIP funding obligation	8,917	7,779	7,708	16,625	15,135
Merrill Lynch compensation contribution	1,600	—	1,600	3,200	—

Net income, as adjusted	$236,626	$79,088	$209,240	$445,866	$161,451

Diluted weighted average shares outstanding	131,383,470	66,653,479	131,895,570	131,580,121	66,520,436

Diluted earnings per share, GAAP basis	$1.69	$0.95	$1.48	$3.17	$2.02

Diluted earnings per share, as adjusted	$1.80	$1.19	$1.59	$3.39	$2.43

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. MLIM integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods. MLIM integration costs consist principally of compensation costs, professional fees and rebranding costs incurred in conjunction with the MLIM integration. The portion of LTIP expense associated with awards funded by the distribution to participants of shares of BlackRock stock held by PNC has been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because these charges do not impact BlackRock’s book value. The portion of the current year compensation expense related to incentive awards to be funded by Merrill Lynch has been excluded because it is not expected to impact BlackRock’s book value.

(c) Series A non-voting participating preferred stock is considered to be common stock for purposes of earnings per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended June 30,		% Change	Three months ended March 31, 2007	% Change	Six months ended June 30,		% Change

	2007	2006				2007	2006
Investment advisory and administration fees
Fixed income[1]	$238,697	$121,337	96.7%	$233,923	2.0%	$472,620	$239,895	97.0%
Cash management	120,859	30,263	299.4%	115,389	4.7%	236,248	60,123	292.9%
Equity and balanced	511,609	55,779	NM	453,831	12.7%	965,440	109,646	NM
Alternative investment products[1]	79,445	36,606	117.0%	70,365	12.9%	149,810	69,421	115.8%

Investment advisory base fees	950,610	243,985	289.6%	873,508	8.8%	1,824,118	479,085	280.8%
Investment advisory performance fees	25,720	69,943	(63.2)%	22,418	14.7%	48,138	184,551	(73.9)%

Total investment advisory and administration fees	976,330	313,928	211.0%	895,926	9.0%	1,872,256	663,636	182.1%

BlackRock Solutions	46,296	34,657	33.6%	42,314	9.4%	88,610	68,707	29.0%
Distribution fees	32,867	2,486	NM	24,820	32.4%	57,687	4,914	NM
Other revenue	41,530	9,662	329.8%	42,314	(1.9)%	83,844	19,136	338.1%

Total other revenue	120,693	46,805	157.9%	109,448	10.3%	230,141	92,757	148.1%

Total revenue	$1,097,023	$360,733	204.1%	$1,005,374	9.1%	$2,102,397	$756,393	178.0%

[1]

Revenue reported for the first quarter 2007 reflects the $9.6 million impact of the reclassification of $14.0 billion of fixed income oriented absolute return and structured products from alternative to fixed income.

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-Operating Income

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended June 30,		% Change	Three months ended March 31, 2007	% Change	Six months ended June 30,		% Change

	2007	2006				2007	2006
Total non-operating income	$213,718	$4,815	NM	$157,731	35.5%	$371,449	$17,910	NM
Non-controlling interest	(148,463)	(857)	NM	(124,668)	19.1%	(273,131)	(1,499)	NM

Total non-operating income, net of non-controlling interest	$65,255	$3,958	NM	$33,063	97.4%	$98,318	$16,411	499.1%

	Three months ended June 30,		% Change	Three months ended March 31, 2007	% Change	Six months ended June 30,		% Change

	2007	2006				2007	2006
Non-operating income
Interest and dividend income	$13,738	$5,237	162.3%	$18,357	(25.2)%	$32,095	$11,007	191.6%
Net gain on investments, net of non-controlling interest
Private equity[1]	32,636	—	NM	10,267	217.9%	42,903	—	NM
Real estate[2]	3,621	288	NM	(1,164)	(411.1)%	2,457	503	388.5%
Other alternative products	13,929	2,035	NM	8,650	61.0%	22,579	6,433	251.0%
Other investments[3]	11,554	(1,572)	NM	7,939	45.5%	19,493	2,467	NM

Total net gain on investments, net of non-controlling interest	61,740	751	NM	25,692	140.3%	87,432	9,403	NM
Interest expense	(10,223)	(2,030)	403.6%	(10,986)	(6.9)%	(21,209)	(3,999)	430.4%

Total non-operating income, net of non-controlling interest	$65,255	$3,958	NM	$33,063	97.4%	$98,318	$16,411	499.1%

[1]	Includes earnings on BlackRock’s limited partnership investments in private equity funds.
[2]	March 31, 2007 results include BlackRock’s share of one-time syndication costs related to a real estate investment fund established in 2006.
[3]	Includes investments related to equity, fixed income, CDOs, deferred compensation arrangements and BlackRock’s seed capital hedging program.

NM - Not meaningful

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	June 30, 2007	March 31, 2007	June 30, 2006	Variance
				Qtr to Qtr	YOY
Summary
Fixed income	$492,287	$470,513	$307,640	5%	60%
Cash Management	259,840	244,838	88,431	6%	194%
Equity and Balanced	435,873	402,983	40,872	8%	966%
Alternative Investment Products	42,086	35,830	27,127	17%	55%

Total	$1,230,086	$1,154,164	$464,070	7%	165%

	March 31, 2007	Net subscriptions (redemptions)	Acquisitions/ Reclassifications	FX 3	Market appreciation (depreciation)	June 30, 2007
Second Quarter Component Changes
Fixed income	$470,513	$24,038	$0	$577	$(2,841)	$492,287
Cash Management	244,838	14,513	—	90	399	259,840
Equity and Balanced	402,983	7,869	—	1,909	23,112	435,873
Alternative Investment Products[1]	35,830	5,018	—	130	1,108	42,086

Total	$1,154,164	$51,438	$0	$2,706	$21,778	$1,230,086

	December 31, 2006	Net subscriptions (redemptions)	Acquisitions/ Reclassifications [2]	FX 3	Market appreciation (depreciation)	June 30, 2007
Year to Date Component Changes
Fixed income	$448,012	$27,583	$14,037	$1,001	$1,654	$492,287
Cash Management	235,768	22,900	—	108	1,064	259,840
Equity and Balanced	392,708	9,480	—	2,821	30,864	435,873
Alternative Investment Products[1]	48,139	5,909	(14,037)	164	1,911	42,086

Total	$1,124,627	$65,872	$0	$4,094	$35,493	$1,230,086

	June 30, 2006	Net subscriptions (redemptions)	Acquisitions/ Reclassifications [2]	FX 3	Market appreciation (depreciation)	June 30, 2007
Year over Year Component Changes
Fixed income	$307,640	$27,689	$138,923	$2,347	$15,688	$492,287
Cash Management	88,431	32,969	135,629	283	2,528	259,840
Equity and Balanced	40,872	18,818	314,419	7,373	54,391	435,873
Alternative Investment Products[1]	27,127	11,938	187	419	2,415	42,086

Total	$464,070	$91,414	$589,158	$10,422	$75,022	$1,230,086

[1]	$1.7 billion of the 2nd quarter increase in alternative investment products net new business is due to a conforming change in methodology for reporting certain real estate assets.
[2]

Data reflects the reclassification of $14.0 billion of fixed income-oriented absolute return and structured product alternatives to fixed income, as well as the net assets aquired from MLIM in the year-ended June 30, 2007.

[3]	FX reflects the impact of converting non-dollar denominated AUM into USD for reporting.

NOTE: Certain prior period information has been reclassified to conform to current period presentation.